Exhibit 4.16

Omnibus Amendment to Subscription Agreements

This Omnibus Amendment to Subscription Agreements (this “Amendment”), dated as of February 25, 2024 (the “Effective Date”), is by and among Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“PubCo”), VO Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Sizzle Acquisition Corporation, a Delaware corporation (the “Company”) and the subscriber party to the applicable Subscription Agreement (as defined below) set forth on the signature pages hereto (each, a “Subscriber”). Each such person is referred to herein as a “Party” and, collectively, such Persons are referred to herein as the “Parties.”

WHEREAS the Parties have entered into those certain Subscription Agreements, dates as of February, 8, 2024 (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, the Parties desire to amend each Subscription Agreement subject to the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 11(f) of the Subscription Agreements, such Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used in the Amendment but not otherwise defined herein shall have the meanings ascribed to such term in the Subscription Agreement.

2. Amendments. As of the Effective Date, each Subscription Agreement is hereby amended or modified as follows:

a. Section 9 of the Subscription Agreements shall be amended to delete the text “February 23, 2024” and substitute it with the text “February 27, 2024.”

b. Section 14(b) of the Subscription Agreements shall be amended to delete the text “the first anniversary of the Closing Date” and substitute it with the text “15 months following the Closing Date.”

c. Clause (x) in Section 15(c) of the Subscription Agreement shall be amended and restated in its entirety to replace the words “(x) the price paid by Subscriber for such Acquired Share (which, for the avoidance of doubt, will not be higher than the redemption price offered by the Company) . . . ” with the following words “(x) the price paid by Subscriber for such Acquired Share (which, for the avoidance of doubt, will not be higher than the redemption price offered by the Company), plus any and all commissions and fees relating to the purchase of such Acquired Share . . . ”.

d. The number of Bonus PubCo Shares due each Subscriber pursuant to the terms of the Subscription Agreements, as referenced on the Subscriber signature page of each Subscription Agreement, is hereby revised to increase the number of shares as follows:

(x) for Empery Asset Master, LTD, the number of Bonus PubCo Shares is hereby increased from 571,345 to 628,479;

(y) for Empery Tax Efficient, LP, the number of Bonus PubCo Shares is hereby increased from 175,386 to 192,923;

and

(z) for Empery Tax Efficient III, LP, the number of Bonus PubCo Shares is hereby increased from 253,269 to 278,598.

e. Section 1 of the form of warrant, which is attached as Exhibit B to the Subscription Agreements, shall be amended to delete the text “the first anniversary of the Closing Date” and substitute it with the text “15 months following the Closing Date” and a corresponding change shall be reflected as the expiration date set forth on the cover page of the warrant.

3. Effect of Amendment. Except as expressly provided in this Amendment, all of the terms and provisions of the Subscription Agreements are and will remain in full force and effect and are hereby ratified and confirmed by the Parties.

4. Governing Law. This Amendment is governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions of such State.

5. Counterparts. This Amendment may be executed in two or more counterparts (including facsimile or “pdf” counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

[Signature Page to Omnibus Amendment to Subscription Agreements]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

PUBCO:

Critical Metals Corp.

By:	/s/ Tony Sage
	Name:	Tony Sage
	Title:	Executive Chairman

THE COMPANY:

Sizzle Acquisition Corporation

By:	/s/ Steve Salis
	Name:	Steve Salis
	Title:	Chief Executive Officer

Sponsor:

VO SPONSOR, LLC

By:	/s/ Steve Salis
	Name:	Steve Salis
	Title:	Managing Member

[Signature Page to Omnibus Amendment to Subscription Agreements]

Subscriber Party:

Empery Asset Master, LTD

By: Empery Asset Management, LP,

its authorized agent

By:	/s/ Brett Director
Name:	Brett Director
Title:	General Counsel of Empery Asset Management, LP

Empery Tax Efficient, LP

By: Empery Asset Management, LP,

its authorized agent

By:	/s/ Brett Director
Name:	Brett Director
Title:	General Counsel of Empery Asset Management, LP

Empery Tax Efficient III, LP

By: Empery Asset Management, LP,

its authorized agent

By:	/s/ Brett Director
Name:	Brett Director
Title:	General Counsel of Empery Asset Management, LP

[Signature Page to Omnibus Amendment to Subscription Agreements]

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